Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in the Registration Statement on Form S‑1 of Nuwellis, Inc. and Subsidiary of our report dated March 3, 2023, relating to the consolidated financial statements of Nuwellis, Inc. and subsidiary in the Annual Report on Form 10‑K for the years ended December 31, 2022 and 2021, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota
January 17, 2024